EXHIBIT 99.1

Engagement Letter with Morgan Keegan & Co., Inc.



                          MORGAN KEEGAN & COMPANY, INC.


December 3, 2003



Mr. Steve Larson
Chief Financial Officer
Drexler Technology Corporation
2644 Bayshore Parkway
Mountain View, CA  94043

Dear Steve:

     Drexler Technology Corporation (the "Company") wishes to offer and sell in a private placement to accredited investors (the "Placement") between seven and twelve million dollars worth of its common stock, with or without warrants to purchase common stock, (the "Securities") on the terms and conditions set forth below. The Company desires to retain Morgan Keegan & Company, Inc. ("Morgan Keegan") to act as exclusive placement agent in connection with the Placement on the terms and conditions set forth below.

     1. The Company hereby appoints Morgan Keegan to act as its exclusive placement agent in connection with the Placement of Securities and authorizes Morgan Keegan, on behalf of the Company as its placement agent and not as principal, to offer the Securities to investors meeting qualifications agreed upon by the Company and Morgan Keegan. Subject to Morgan Keegan's satisfactory completion of its due diligence review of the Company and the approval of Morgan Keegan's Commitment Committee, Morgan Keegan hereby accepts such appointment to act as exclusive placement agent. In the event Morgan Keegan does not revoke in writing its acceptance on account of due diligence review or failure to obtain Commitment Committee approval within five (5) days from the date of this letter, Morgan Keegan will be deemed to have unconditionally accepted this appointment without further qualification. The Company and Morgan Keegan agree that Securities will be offered and sold only at prices and on terms that are acceptable to the Company and that Morgan Keegan makes no representation as to what, if any, price or on what terms investors will be willing to purchase Securities of the Company. The Company may reject any subscriber or subscription at its sole discretion. Morgan Keegan undertakes this engagement on a "best efforts" basis only, and shall not be obligated to purchase any unsold allotment of Securities offered by the Company. The Placement of the Securities is to be made directly by the Company to purchasers of Securities pursuant to a definitive stock purchase or other agreement entered into by the purchasers and the Company. The Company agrees that any definitive purchase agreement shall, among other things (a) contain customary representations, warranties and covenants on behalf of the Company, and (b) provide for the delivery by the Company's counsel of customary opinions. The foregoing exclusive relationship and the terms of this Agreement will not apply to potential strategic investors who have, or are proposing, commercial business relationships with the Company ("Strategic Investors") if such Strategic Investors express an interest in investing in the Company separate from the Placement being placed by Morgan Keegan..

     2. As compensation for Morgan Keegan's services hereunder, the Company agrees to pay to Morgan Keegan, contingent upon the successful closing of a sale of Securities (the "Contingent Placement Fee"), a placement fee in the form of cash and warrants as follows:

          (a) The Company will pay Morgan Keegan in cash at each closing a fee equal to five (5) percent of the gross proceeds delivered to the Company at such closing from the sale of Securities in the Placement; and

          (b) The Company shall at its discretion either (1) pay Morgan Keegan in cash at each closing an additional fee equal to one (1) percent of the gross proceeds delivered to the Company at such closing from the sale of Securities in the Placement or (2) issue to Morgan Keegan at each closing warrants (the "Placement Warrants") to purchase two (2) percent of the common shares sold as part of the Placement. The Placement Warrants shall be identical to any warrants sold to investors; provided, however, that if no warrants are sold to investors, the Placement Warrants shall have an exercise price per share equal to one-hundred (100) percent of the fair market value of a share as represented by the closing price on the NASDAQ National Market System on the date of closing of the Placement and shall be exercisable for a three (3) year term. If there are no investor warrants, the Placement Warrants shall contain terms and conditions normally found in such instruments, including, but not limited to, piggyback registration rights, and the shares for which such warrants are exercisable shall have the same rights and privileges as the shares of common stock acquired by purchasers of the Securities but will not contain anti-dilution or cashless exercise provisions.

If more than one closing is required in connection with the sale of such Securities, only that portion of the Contingent Placement Fee applicable to each closing shall be payable at such closing. In addition, whether or not the sale of the Securities is completed, the Company will reimburse Morgan Keegan at the initial closing (if one shall occur) or upon termination of this appointment for its reasonable out-of-pocket expenses (including fees and expenses of counsel) incurred in connection with its acting as placement agent hereunder, upon delivery to the Company of reasonable documentation evidencing such expenses. Such out-of-pocket expenses shall not exceed $50,000 without the prior written consent of the Company, which may be withheld or granted at the Company's discretion.

     3. The Company represents and warrants to Morgan Keegan that it has not, directly or indirectly, made any offers or sales of the Securities or securities of the same or a similar class as the Securities during the six month period ending on the date of this letter, except for offers to less than five accredited investors, and has no current intention of making an offer or sale of the Securities or securities of the same or a similar class as the Securities for a period of six months after completion of this private placement, except for the offering of the Securities through Morgan Keegan pursuant hereto. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Securities Act of 1933, as amended (the "Act"). The foregoing excludes offers and sales in connection with its employee benefit plans and in connection with an acquisition.

     4.   The Company and Morgan Keegan agree that:

          (a) The Company will not, directly or indirectly, make any offer or sale of any of the Securities or any securities of the same or similar class as the Securities, the result of which would cause the offer and sale of the Securities to fail to be entitled to the exemption from registration afforded by Section 4(2) of the Act.

          (b) The Company will furnish Morgan Keegan with such information (the "Information"), including financial statements, with respect to the business, operations, assets and liabilities of the Company as Morgan Keegan may reasonably request in order to permit Morgan Keegan to conduct its due diligence review of the Company and assist the Company in preparing a private placement memorandum (the "Private Placement Memorandum") for use in connection with the offering of the Securities. Morgan Keegan may rely upon the accuracy and completeness of the Information without independent verification. All such Information, whether oral or written, will be kept confidential by Morgan Keegan except for Information (i) that is already or becomes public through no breach of this provision, (ii) that is in the Private Placement Memorandum or in materials delivered by the Company to prospective investors, or that the Company agrees may be disclosed, (iii) that Morgan Keegan is required to disclose by applicable law, regulation or legal process, or (iv) that becomes available to Morgan Keegan on a non-confidential basis from a third party who is not bound by a confidentiality obligation to the Company; and provided, further, that the Information may be disclosed to Morgan Keegan's directors, officers, employees, agents, advisors and representatives in connection with its engagement hereunder with a need to know such Information, who shall be informed of the confidential nature of the Information and that such Information is subject to a confidentiality agreement or if, on the advice of counsel, Morgan Keegan is compelled to disclose such Information and has provided the Company with at least five (5) business days notice of the circumstances, the Information to be disclosed, and the reasons Morgan Keegan believes it is compelled to disclose such Information..

          (c) The Company will be solely responsible for the contents of the Private Placement Memorandum and any and all other written or oral communications provided to any actual or prospective purchaser of the Securities with the express approval of the Company. The Private Placement Memorandum that will be initially circulated will incorporate publicly available documents, will not include any non-public material information about the Company, and will be approved by the Company; The Company represents and warrants that the Private Placement Memorandum and such other communications will not, as of the date of the offer or sale of the Securities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company authorizes Morgan Keegan to approach regarding the Placement and provide the Private Placement Memorandum and such other communications to up to ten prospective purchasers of the Securities, which number may be increased as circumstances warrant by mutual agreement between Morgan Keegan and the Company.

          (d) The Company will comply with all requirements of Regulation D promulgated under the Act. Without limitation, the Company will:

               (1) not offer or sell the Securities by means of any form of general solicitation or general advertising;

               (2) not offer or sell the Securities to any person who it does not have a reasonable basis to believe is an "accredited investor" (as defined in Rule 501 under the Act);

               (3) exercise reasonable care to assure that the purchasers of the Securities are not underwriters within the meaning of
                    Section 2(11) of the Act and, without limiting the foregoing, that such purchases will comply with Rule 502(d) under the Act; and

               (4) file a Form D with the Securities and Exchange Commission as contemplated by Rule 503 under the Act.

          (e) Morgan Keegan will comply with all applicable requirements of Regulation D promulgated under the Act. Without limitation, Morgan Keegan will:

               (1) not offer the Securities by means of any form of general solicitation or general advertising;

               (2) not offer the Securities to any person who it does not have a reasonable basis to believe is an "accredited investor" (as defined in Rule 501 under the Act); and

               (3) exercise reasonable care to assure that the purchasers of the Securities are not underwriters within the meaning of
                    Section 2(11) of the Act and, without limiting the foregoing, that such purchases will comply with Rule 502(d) under the Act.

          (f)  The Company agrees to take such action (if any) pursuant to
               Section 18 of the Act as Morgan Keegan may reasonably request to exempt the offer and sale of the Securities from registration or qualification under the securities laws of such states as Morgan Keegan may specify; provided that in connection therewith the Company will not be required to qualify as a foreign corporation or file a general consent to service of process. .

          (g) In order to allow proper coordination of the proposed Placement, during the term of this engagement, the Company will instruct its executive officers and members of its board of directors to promptly notify one of the Company's co-CEO's, who shall turn promptly notify Morgan Keegan, if they are approached by any potential purchaser interested in purchasing any Securities in the Placement. In addition, the Company will keep Morgan Keegan fully and promptly informed of the status of any discussions or negotiations between the Company and any potential purchaser of Securities.

          (h) Morgan Keegan will (i) advise the Company with regard to the size of the Placement and the structure and terms of the Securities that might be realized in the current market environment, (ii) will assist the Company in identifying and evaluating prospective qualified investors, (iii) will approach potential qualified investors to participate in the Placement, and (iv) work with the Company to develop a negotiating strategy and assist in negotiations with potential qualified investors.

     5. Morgan Keegan will not have any obligations in connection with the private placement of the Securities contemplated by this Agreement except as expressly provided in this Agreement. Morgan Keegan will use its reasonable "best efforts" in connection with the engagement hereunder; provided, however, that this Agreement does not imply any obligation on the part of Morgan Keegan to provide such equity capital to the Company, and in no event shall Morgan Keegan be obligated to purchase the Securities for its own account.

     6. The Company shall indemnify Morgan Keegan in the manner and to the extent provided in Appendix A attached hereto, which Appendix A is incorporated herein by reference.

     7. The term of Morgan Keegan's appointment and authorization hereunder shall extend from the date hereof to the earlier of (a) six (6) months from the date hereof, (b) the date upon which a Placement is completed or (c) until terminated by notice in writing given by either the Company or Morgan Keegan to the other, either for convenience or due to a breach that has not been cured within fifteen (15) business days of prior notice of such breach. The provisions of Sections 2 (except for ability to incur reimbursable expenses), 5, 6, 8, 9, 12, 13 and this Section 7 shall survive any termination of this Agreement. If during a period of six (6) months following such termination other than by Morgan Keegan for convenience or by the Company for cause, the Company sells any common stock (or securities convertible into or excisable or exchangeable for common stock) through a private placement to purchasers who were not only contacted by Morgan Keegan in its capacity as placement agent hereunder but also had meaningful discussions with the Company regarding the Placement during the term of this agreement, then the Company shall pay to Morgan Keegan upon the completion of such a sale a fee equal to the Contingent Placement Fee which would have been payable to Morgan Keegan pursuant to Section 2 if the sale occurred during the term of Morgan Keegan's appointment and authorization hereunder. Within thirty (30) days after termination of this Agreement, Morgan Keegan shall provide the Company a list of purchasers who not only were contacted by Morgan Keegan in its capacity as placement agent hereunder but also had meaningful negotiations with the Company regarding the Placement during the term of this agreement. Such list will be deemed to have been accepted by the Company unless the Company notifies Morgan Keegan to the contrary within thirty
(30) days of receipt of such list.

     8. The Company and Morgan Keegan each represent to the other that there is no other person or entity that is entitled to a finder's fee or any type of brokerage commission in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with it. The Company further agrees not to enter into any such agreement or understanding during the term of Morgan Keegan's engagement hereunder.

     9. All opinions and advice provided to the Company in connection with this engagement are intended solely for the benefit and use of the Company in connection with the matters described in this Agreement, and accordingly such advice shall not be relied upon by any person or entity other than the Company. The Company will not make any other use of any such opinions or advice. In addition, none of (i) the name of Morgan Keegan, (ii) any advice rendered by Morgan Keegan to the Company, or (iii) any communication from Morgan Keegan pursuant to this Agreement will be quoted or referred to in any report, document, release or other communication prepared, issued or transmitted by the Company, or any person controlled by the Company, without Morgan Keegan's prior written consent, which consent will not be unreasonably withheld.

     10. The Company will, at the closing, furnish Morgan Keegan with the same favorable opinion of the Company's counsel as is furnished to the investors, together with a letter from such counsel that Morgan Keegan may rely on such opinion as if directed to Morgan Keegan, and Morgan Keegan shall be deemed to be a third party beneficiary of such opinion provided that Morgan Keegan provides such counsel with an officer's certificate that it has complied with Section 4(e). Such opinion will include, among other things, legal assurances regarding compliance with applicable corporate and securities laws and the availability of exemption from registration for the offer and sale of the Securities in the Placement. In addition, at closing, the Company will provide Morgan Keegan with a certificate which provides that Morgan Keegan may rely on the representations and warranties of the Company provided to the purchasers and the same certificates of the officers of the Company as are furnished to such purchasers and such other certification, opinions and documents as we or our counsel may deem reasonably appropriate, in form and substance reasonably satisfactory to us and our counsel.

     11. In the event of consummation of any transaction, Morgan Keegan shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that Morgan Keegan will submit a copy of any such advertisements to the Company for its approval, which approval shall not be unreasonably withheld.

     12. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     13. This Agreement may not be amended or modified except in writing signed by each of the parties hereto and shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the parties hereto expressly waives all right to trial by jury in any action or proceeding arising out of this Agreement. This Agreement incorporates the entire understanding of the parties with respect to the subject matter hereof and supercedes all previous agreements should they exist with respect thereto and shall be binding upon and inure to the benefit of the Company, Morgan Keegan, and the other Indemnified Persons and their respective successors, assigns, heirs and personal representatives.

     14. The Company and Morgan Keegan covenant and agree that any dispute between them concerning the Contingent Placement Fee due to Morgan Keegan under this Agreement shall be submitted to binding arbitration before the American Arbitration Association (the "AAA") in accordance with the AAA's Commercial Dispute Resolution Procedures and Supplemental Rules for Large Complex Disputes.

     If the foregoing correctly sets forth the understanding and agreement between Morgan Keegan and the Company, please so indicate in the space provided below, whereupon this letter shall constitute a binding agreement as of the date first above written.

Very truly yours,

MORGAN KEEGAN & COMPANY, INC.

By:       /s/ Alper Cetingok
          ---------------------------------------
Name:     Alper Cetingok
          ---------------------------------------
Title:    Senior Vice President
          ---------------------------------------
Date:     December   , 2003
          ---------------------------------------






Agreed and Accepted:


DREXLER TECHNOLOGY CORPORATION

By:       /s/ Steve Larson
          ---------------------------------------
Name:     Steve Larson
          ---------------------------------------
Title:    Chief Financial Officer
          ---------------------------------------
Date:     December   , 2003
          ---------------------------------------

                                   APPENDIX A

                                 INDEMNIFICATION

1. If, in connection with or arising out of the services or matters that are the subject of this letter agreement ("Agreement"), Morgan Keegan or any controlling person, affiliate, director, officer, employee or agent of Morgan Keegan (Morgan Keegan and each such other person referred to as an "Indemnified Person") becomes involved in any capacity in any lawsuit, claim or other proceeding for which indemnity may be sought pursuant to
     Section 5 of this Agreement, the Company shall immediately reimburse such Indemnified Person for any and all legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating, preparing to defend or defending such lawsuit, claim or other proceeding. The Company also agrees to indemnify each Indemnified Person from, and hold it harmless against, any and all losses, claims, damages, liabilities or expenses to which such Indemnified Person may become subject (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference in, the Private Placement Memorandum or any other written or oral communication provided to any actual or prospective purchaser of the Securities or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) arising in any manner out of or in connection with the services or matters which are the subject of this Agreement, including, without limitation, the offer and sale of the Securities; provided, however, that the Company shall not be liable in respect of any loss, claim, damage, liability or expense to the extent that it is finally judicially determined by a court of competent jurisdiction or arbitrator or trier in any other form of alternative dispute resolution that such loss, claim, damage or liability resulted from the gross negligence or willful misconduct of Morgan Keegan in the performance of its services hereunder or Morgan Keegan's breach of this Agreement and in such event the Indemnified Person will refund to the Company any previously reimbursed expenses.

2. Promptly after receipt by an Indemnified Person of notice of its involvement in any claim, action, suit, proceeding or investigation (a "Claim"), such Indemnified Person shall, if a Claim in respect thereof is to be made against the Company for indemnification, notify the Company in writing of such involvement. Failure by such Indemnified Person to so notify the Company shall not relieve the Company from its obligation to indemnify any Indemnified Parties under this Agreement, except to the extent that such failure to notify results in the forfeiture by the Company of substantive rights or defenses. The Company shall not be responsible for any expenses incurred by an Indemnified Person until the Company has been notified of the Claim and been afforded the opportunity to assume its defense. If an Indemnified Person seeks indemnification hereunder with respect to any Claim brought by a third party, the Company shall be entitled to assume the defense and settlement of any such Claim with counsel of the Company's choice reasonably satisfactory to such Indemnified Person. Upon assumption by the Company of the defense of any such Claim, such Indemnified Person shall have the right to participate in the defense of such

     Claim and to retain its own counsel but the Company shall not be liable for any legal fees or expenses subsequently incurred by such Indemnified Person in connection with the defense thereof, unless (i) the Company has agreed in writing to pay such fees and expenses, (ii) the Company shall have failed to employ counsel reasonably satisfactory to such Indemnified Person in a timely manner or (iii) such Indemnified Person shall have determined and can reasonably demonstrate to the Company that representation of such Indemnified Party by counsel provided by the Company pursuant to the foregoing would be inappropriate due to actual or potential conflicting interests between the Company and such Indemnified Person, including, without limitation, situations in which there are one or more legal defenses available to such Indemnified Person that are different from or additional to those available to the Company and provided further that the Company shall not be liable for the fees and expenses of more than one counsel for all Indemnified Persons with respect to Claims. The Company shall not be liable for any settlement of any Claim effected without its written consent (which consent shall not be unreasonably withheld or delayed). Morgan Keegan and Indemnified Persons shall cooperate with the Company as reasonably requested in the defense and settlement of a Claim at the Company's expense.

3. The Company agrees that the indemnification and reimbursement commitments set forth in this Section 5: (i) shall apply whether or not any Indemnified Person is a formal party to any such lawsuit, claim or other proceeding and
     (ii) are in addition to any liability that the Company may otherwise have to any Indemnified Person. The Company agrees that, unless a final judicial determination (or decision of an arbitrator or trier in any other form of alternative dispute resolution) is made to the effect specified in the preceding paragraph, any settlement of a lawsuit, claim or other proceeding against the Company arising out of the transactions contemplated by this Agreement which is entered into by the Company shall include a release from the party bringing such lawsuit, claim or other proceeding of each Indemnified Person, which release shall be reasonably satisfactory to Morgan Keegan. The Company further agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company in connection with Morgan Keegan's engagement hereunder, except for such losses, claims, damages or liabilities incurred by the Company that are finally judicially determined by a court of competent jurisdiction (or decision of an arbitrator or trier in any other form of alternative dispute resolution) to have resulted from the gross negligence or willful misconduct of such Indemnified Person or Morgan Keegan's breach of this Agreement.

4. The Company and Morgan Keegan agree that if indemnification or reimbursement sought pursuant to this Appendix A is finally judicially determined by a court of competent jurisdiction to be unavailable for reasons other than those set forth in the proviso in the last sentence of Paragraph 1 of this Appendix A, then, whether or not Morgan Keegan is the Indemnified Person, the Company and Morgan Keegan shall contribute to the losses, claims, damages, liabilities and expenses of Morgan Keegan for which such indemnification or reimbursement is sought but held unavailable
     (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on one hand, and Morgan Keegan on the other, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company, on the one hand, and Morgan Keegan on the other, as well as any other equitable considerations; provided, however, that in no event shall the aggregate amount of loss, damage, expense and damage suffered by Morgan Keegan exceed the amount of the cash portion of the Contingent Placement Fee actually received by Morgan Keegan hereunder.

Amendment Agreement to Prior Letter Agreement



                          MORGAN KEEGAN & COMPANY, INC.



December 31, 2003



Mr. Steve Larson
Chief Financial Officer
Drexler Technology Corporation
2644 Bayshore Parkway
Mountain View, CA  94043

Dear Steve:

This letter confirms the mutually agreed upon understanding between Drexler Technology Corporation (the "Company") and Morgan Keegan & Company, Inc. ("Morgan Keegan") regarding the fees owed by the Company to Morgan Keegan with respect to the potential exercise by each "Investor" of the "Investor Option" and "Warrants", as defined in the Stock and Warrant Purchase Agreement dated December 23, 2003 (the "Purchase Agreement"), acquired by such Investor in connection with the Company's private placement closed on December 24 through 30, 2003 (the "Private Placement"). The Company hereby acknowledges that Morgan Keegan served as the Company's exclusive placement agent in connection with the Private Placement and, in acting in such capacity, is entitled to receive the Contingent Placement Fee pursuant to and as defined in Section 2 of the engagement letter (the "Engagement Letter") between Morgan Keegan and the Company dated December 5, 2003, should any Investor exercise the Investor Option or Warrants (each an "Exercise") at any time prior to six (6) months following the closing of the Private Placement as to such Investor. The Company acknowledges that it will promptly notify Morgan Keegan of any Exercise and pay Morgan Keegan the corresponding Contingent Placement Fee in connection with such Exercise. The Company agrees that it will use its commercially reasonable best efforts to so notify and remunerate Morgan Keegan within one week following each Exercise. The Contingent Placement Fee may be all cash or part cash and part warrants as described in the Engagement Letter. The Company and Morgan Keegan agree that the full amount of reimbursable expenses to which Morgan Keegan is entitled under the Engagement Letter is $4,354.67. The Company and Morgan Keegan agree that the Engagement Letter is terminated as of December 30, 2003, but that those provisions of the Engagement Letter which by its terms survive such termination shall remain in full force and effect, except to the extent modified as provided above.

If the foregoing correctly sets forth the understanding between the Company and Morgan Keegan, please so indicate by signing in the space provided below and return a copy of this letter to my attention, whereupon this letter shall constitute a binding agreement as of the date hereof.


Kind regards,                               Agreed and Accepted:

/s/ Alper Cetingok                          /s/ Steve Larson

Alper Cetingok                              Steve Larson
Senior Vice President                       Chief Financial Officer
Morgan Keegan & Company, Inc.               Drexler Technology Corporation


                                       -2-